Exhibit 4.1

PROMISSORY NOTE

$15,000 August 27, 2018

FOR VALUE RECEIVED, NaturalShrimp Incorporated, a Nevada Corporation with an address at 5080 Spectrum Drive, Suite 1000, Addison, Texas 75001 (referred to herein as “Debtor”), hereby irrevocably promises and agrees to pay to the order of GHS Investments, LLC a Nevada Limited Liability Company with an address at 420 Jericho Turnpike, Suite 207, Jericho, NY 11753 (“Creditor”), or at such other place as set forth herein or as designated in writing by the Holder (as defined below) hereof, in lawful money of the United States of America, the principal sum of Fifteen Thousand Dollars ($15,000), together with interest thereon (if any) and other fees in connection therewith, all in accordance with the terms and conditions set forth below.

1. Interest on the unpaid principal balance hereof will accrue from the date hereof at the rate of eight percent (8%) per annum, calculated on the basis of a 365-day year and actual days elapsed until the entire outstanding balance and all interest accrued thereon has been repaid in full.

2. Creditor may sell, assign, transfer, pledge or hypothecate this Note and any or all of its rights and remedies hereunder at any time, with or without notice to Debtor, to any person or entity. Creditor and its successors and assigns under this Note are sometimes referred to herein as the “Holder.”

3. Full Payment on this Note will be due and payable on or before February 27, 2019. Payment shall be delivered to Creditor’s address, or to such other address as directed in writing by the Holder hereof, and shall be made in U.S. Dollars in immediately available funds.

4. Debtor may prepay any amount due hereunder, in whole or in part, at any time without penalty or premium for such early payment. Debtor shall also be entitled to offset against this Note any amount owed by Creditor to Debtor, including without limitation any losses or expenses actually incurred by Debtor as a result of a breach by Creditor of any of its obligations between Debtor and Creditor.

5. If (a) any payment or delivery required by this Note is not made when due hereunder, or any obligation or covenant undertaken by Debtor hereunder is not performed or observed as and when required hereby, (b) Debtor defaults in the performance of any obligation evidenced by this Note, (c) any representation or warranty made by Debtor in this Note or any other instrument, agreement or document delivered by Debtor or any other party for Debtor’s benefit in connection herewith proves to have been materially false or inaccurate when made, (d) any event of default occurs under any instrument securing the obligations evidenced by this Note, or (e) Debtor files an assignment for the benefit of creditors or for relief under any provisions of the Bankruptcy Code, or suffers an involuntary petition in bankruptcy or receivership to be filed and not vacated within 30 days, then the Holder may at its sole option consider the entire unpaid principal balance and accrued but unpaid interest hereunder at once become due and payable without notice (time being the essence hereof). The exercise or failure to exercise such remedy shall not constitute a waiver of the right to exercise such remedy or preclude the exercise of any other remedy in the event of any subsequent default, event or circumstance that gives rise to such right of acceleration.

6. In the event Debtor fails to make a payment under this Note on the due date therefore or otherwise defaults in any obligation under this Note, all amounts owing and past due hereunder, including without limitation principal (whether by acceleration or in due course), interest, late fees and other charges, shall become immediately due bear interest at the rate of eighteen percent (18%) per annum or the maximum rate allowed by law, both before and after judgment.

7. In the event that any payment under this Note is not made at the time and in the manner required (whether before or after maturity), Debtor agrees to pay any and all costs and expenses (regardless of the particular nature thereof and whether incurred before or after the initiation of suit or before or after judgment) which may be incurred by Holder in connection with the enforcement of any of its rights under this Note, including, but not limited to, attorneys’ fees and all costs and expenses of collection.

8. All amounts paid by Debtor in respect of amounts due hereunder shall be applied by Holder in the following order of priority (a) amounts due and payable, if any, pursuant to Paragraph 8 above, (b) interest due and payable hereunder, and (c) the outstanding principal balance hereof.

9. Debtor, on behalf of itself and all sureties, guarantors, and endorsers hereof, if any, hereby waives presentment for payment, demand, and notice of dishonor and nonpayment of this Note, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by Holder with respect to the payment or other provisions of this Note, and to the release of any security, or any part thereof, with or without substitution.

10. The failure of Holder in any one or more instances to insist upon strict performance of any of the terms and provisions of this Note, or to exercise any option conferred herein shall not be construed as a waiver or relinquishment, to any extent, of the right to assert or rely upon any such terms, provisions or options on any future occasion.

11. This Note shall be governed by and construed in accordance with the laws of Nevada, without giving effect to any conflict of laws provisions. This Note shall bind the successors and assigns of Debtor and shall inure to benefit of the successors and assigns of Creditor.

12. This Note constitutes the entire understanding and agreement between the parties with regard to the subject matters hereof and thereof, and supersedes and replaces any prior understanding or agreement, oral or written, relating to such subject matters.

IN WITNESS WHEREOF, Debtor has executed this Note on or as of the day and year first above written.

NaturalShrimp Incorporated
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Gerald Easterling, President